UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 22, 2010

Date of Report (Date of earliest event reported)

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005

(Address of principal executive offices)  (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary and Bonus Target

On September 16, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of bebe stores, inc. (the “Company”) approved an increase to the base salaries of Mr. Walter Parks, the Company’s Chief Operating Officer and Chief Financial Officer, from $450,000 to $500,000, Ms. Susan Powers, the Company’s Senior Vice President, Stores, from $350,000 to $360,500 and Mr. Lawrence Smith, the Company’s Senior Vice President, General Counsel, from $250,000 to $275,000, effective as of September 5, 2010. Further, the Compensation Committee has approved an increase of the Annual Incentive Plan target for Mr. Walter Parks, from 60% to 80% of his base salary for the fiscal year 2011.

Equity Awards

On September 16, 2010, the Compensation Committee also approved grants of equity awards to the Company’s named executive officers listed below, to be granted pursuant to the Company’s 1997 Stock Plan, as amended (the “1997 Plan”). The following table sets forth the equity awards to such executive officers.

Name	Shares Underlying Stock Options Granted(1)
Walter Parks	100,000

Susan Powers	10,000

Lawrence Smith	15,000

(1)               The Option becomes exercisable at the rate of 20% on the first anniversary from date of grant, 20% on the second anniversary, and 30% on each of the third and fourth anniversaries from date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2010	bebe stores, inc.

	By:	/s/ Walter Parks
	Name:	Walter Parks
	Title:	Chief Operating Officer and Chief Financial Officer